Exhibit 4.80

GW Research Ltd

-and-

inVentiv Health Commercial Europe Limited

MASTER SERVICES AGREEMENT

MASTER SERVICES AGREEMENT

THIS AGREEMENT is made with effect from 01 April 2017 (the “Commencement Date”),

BETWEEN

(1)	GW RESEARCH LTD, incorporated in England and Wales with company number 03107561, whose registered office is at Sovereign House, Vision Park, Chivers Way, Histon, Cambridge, CB24 9BZ, UK (“GW”); and

(2)	inVentiv Health Commercial Europe Limited, incorporated in England and Wales with company number 08850557, whose registered office is at 10 Bloomsbury Way, London, WC1A 2SL, UK (“inVentiv”).

BACKGROUND

A.	GW is a biopharmaceutical company specialising in the development of cannabinoids as pharmaceutical products and requires market research services.

B.	inVentiv is a Commercial Contract Organisation specialising in services which support the commercialisation of pharmaceutical and healthcare products and has expertise in areas such as, but not limited to, selling solutions services, market research services, public relations, advertising, medical communications, market access, consulting, brand development and digital strategy.

C.	inVentiv has agreed to provide GW with the services as set out in one or more Statement(s) of Work (defined below) that inVentiv and GW may agree from time to time, on the terms and conditions set out in this Agreement and in accordance with applicable laws and regulations.

AGREED TERMS

1	Definitions

1.1	Definitions

In this Agreement, the following terms shall, unless the context otherwise requires, have the following meanings:

“Affiliate” means, with respect to a Party, any person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Party. For purposes of this definition, “controls” and, with correlative meanings, the terms “controlled by” and “under common control with” mean (a) the possession, directly or indirectly, of the power to direct the management or policies of a business entity, whether through the ownership of voting securities, by contract relating to voting rights or corporate governance, or otherwise; or (b) the ownership, directly or indirectly, of at least fifty per cent (50%) of the voting securities or other ownership interest of a business entity (or, with respect to a limited partnership or other similar entity, its general partner or controlling entity).

“Agreement” means the body of this Master Services Agreement together with any and all schedules, and addenda to it, including all Statements of Work executed by GW and inVentiv from time to time.

“Background IP” means GW Background IP or inVentiv Background IP, as applicable in the circumstances.

“Business Day” 9.00am to 5.30pm local time on a day other than a Saturday, Sunday or other day on which commercial banks in the UK, are authorised or required by law to close.

“Competent Authority” means any national, supranational, regional, state or local agency, authority, department, bureau, commission, council or other public or statutory person, or self-regulating industry body, having jurisdiction over either any of the activities contemplated by any Statement of Work, the Parties or their staff.

“Compliance Standards” means the voluntary quality and compliance requirements, such as ABPI Code of Practice and EFPIA Code, the Parties agree are to apply to a particular Statement of Work, as set out in the Statement of Work.

“Confidential Information” means (a) the terms and conditions of this Agreement, including each Statement of Work, for which each Party shall be considered a Disclosing Party and a Receiving Party; (b) Information in GW Background IP, and the Results, irrespective of the fact that the Results may be disclosed by inVentiv to GW but excluding Information described in subclause (c) below, for which GW shall be considered the Disclosing Party and inVentiv the Receiving Party; (c) Information in inVentiv Background IP and Improvements, for which inVentiv shall be considered the Disclosing Party and GW the Receiving Party; and (d) any other Information that should reasonably be treated as confidential based on the nature of the Information or the circumstances of its disclosure that is provided by one Party or its Affiliates to the other in any form and whether or not marked as confidential or otherwise obtained or learned by one Party from the other Party or its Affiliates before, on or after the Commencement Date, including any Information disclosed in contemplation of, or during the negotiation of, any Statement of Work, with respect to which the Party making such disclosure shall be the Disclosing Party and the Party(ies) receiving such Information shall each be a Receiving Party.

“Control” or “Controlled” means, with respect to any Intellectual Property Rights, possession (whether by ownership, licence or other right, except any licence granted under this Agreement) by a Party or its Affiliates of the ability to grant to the other Party access to or a licence (or sub-licence) under such Intellectual Property Rights as provided under this Agreement without violating the terms of any agreement or other arrangement with a Third Party.

“Deliverables” means any and all Information, materials or other items to be generated and delivered by inVentiv to GW as a deliverable, as described under a particular Statement of Work.

“Designated Supervisors” means the individuals identified as such in a Statement of Work who will perform the functions set out in clause 3.2. A Designated Supervisor will typically be a project or programme manager, or other individual whose role includes day-to-day oversight of the activities described in the Statement of Work.

“Disclosing Party” means a Party that discloses, or is deemed to have disclosed pursuant to clause 6.1, Confidential Information to the other Party.

“Documents” means any and all books, manuals, protocols, data collection forms, reports, research notes, photographs, graphs, notebooks, files, discs, records, CD-ROM and any other graphic or written data or media on which knowledge or information can be stored.

“Fees” means the fees, including administrative charges and overheads, payable by GW to inVentiv under a particular Statement of Work in consideration of inVentiv’ performance of the Services set out in that particular Statement of Work.

“GW Background IP” means all Intellectual Property Rights Controlled by GW at the Commencement Date or at any time during the term of this Agreement, which in the opinion of GW (in its sole discretion) may assist the performance of the Services. GW Background IP does not include any of the Intellectual Property Rights in the Results.

“GW Code of Conduct for Business Partners” means the guideline (version of August 2015) which can be found at http://ir.gwpharm.com/corporate-governance.cfm, which sets out the ethical standards to which GW requires its suppliers, vendors, customers, agents, consultants and contractors to conform. Any amendment or update to the Code of Conduct for Business Partners will be recorded in the Statement of Work, and will apply to the Services described therein.

“GW Property” means any and all (a) Information relating to the Services, the GW Background IP, or the business or affairs of GW or any of its Affiliates or its or their customers or business contacts provided for inVentiv’s use by GW or otherwise disclosed by GW to inVentiv in connection with this Agreement; (b) equipment, hardware or software provided for inVentiv’s use by GW; and (c) Results.

“Improvements” means any and all non-severable improvements, modifications or adaptations arising from the performance of the Services relating to inVentiv Background IP existing at the time the Services are performed.

“Information” means technical and other information, including information comprising or relating to data, designs, discoveries, formulae, inventions, methods, models, research plans, procedures, designs for experiments and tests and results of experimentation and testing (including results of research or development and including all forms of tangible materials generated), processes (including analytical procedures, assays, manufacturing processes, specifications and techniques), laboratory records, chemical, pharmacological, toxicological clinical, analytical and quality control data, clinical and non-clinical trial data, case report forms, data analyses, reports, manufacturing data or summaries and information contained in submissions to and information from ethical committees and any Competent Authority, financial information and pricing information. Information includes Documents containing Information and any rights including trade secrets, copyright, database or design rights protecting such Information.

“Insurance Policies” means the insurance policies required to be maintained by each Party pursuant to clause 9.3.

“Intellectual Property Rights” means any and all (a) patents (including petty patents, utility models, registered designs and any and all patent-like protections), applications for any of the foregoing (including continuations, continuations-in-part and divisional applications), any extensions of the exclusivity granted in connection with patents, the right to apply for and be granted any of the foregoing, and rights in inventions; (b) trademarks and service marks, applications for any of the foregoing, the right to apply for any of the foregoing, rights in trade names, business names, brand names, get-up, logos, domain names and URLs; (c) copyrights, design rights (including registered designs), semiconductor topography rights, database rights and publication rights; (d) rights in know-how, trade secrets and confidential information; (e) all other forms of intellectual property right having equivalent or similar effect to any of the foregoing which may exist anywhere in the world; and (f) in each case (a) to (e), the right to apply for any of the same anywhere in the world.

“inVentiv Background IP” means all Intellectual Property Rights Controlled by inVentiv at the Commencement Date or at any time during the term of this Agreement.

“Parties” means GW and inVentiv, and a “Party” shall mean either of them.

“Personnel” means any and all directors, officers, employees or agents of (a) inVentiv; (b) Sub-contractors appointed in accordance with clause 3.6; and (c) any other persons providing Services at the request, or under the direction, of inVentiv, including any such person specifically identified as such in a Statement of Work.

“Results” means all Documents, Information, materials, reports and deliverables provided by inVentiv to GW pursuant to this Agreement whether or not patentable, copyrightable, or susceptible to any other form of legal protection which are made, conceived, reduced to practice or authored by inVentiv, or its Personnel as a result of the performance of Services, or which are derived from use or possession of GW’s Confidential Information, and any and all Intellectual Property Rights, save for Improvements, in the foregoing.

“Services” means the services to be carried out by inVentiv as described in the relevant Statement of Work.

“Specifications” means the specifications, if any, for a particular Deliverable to be delivered under a particular Statement of Work, as identified or set out in the relevant Statement of Work.

“Statement of Work” has the meaning given to it in clause 2.1.1. Each Statement of Work shall be in the form of the model attached to this Agreement as Schedule 1 or such other form as may be used and signed by the Parties.

“Sub-contractor” means any organisation or persons sub-contracted by inVentiv to assist in the provision of the Services under a particular Statement of Work. Provisions of this agreement applicable to inVentiv employees shall also be applicable to inVentiv personnel who are engaged as contractors working under the day-to-day supervision of inVentiv, but such contractors are not employees of inVentiv.

“Term” has the meaning given to it in clause 10.1.

“Third Party” means any corporation, unincorporated organisation, person or other legal entity other than GW and its Affiliates or inVentiv and its Affiliates.

1.2	Interpretation

1.2.1	In this Agreement, unless the context otherwise requires:

(a)	references to a particular clause, schedule or paragraph shall be a reference to that clause, schedule or paragraph in this Agreement;

(b)	words in the singular shall include the plural and vice versa and references to the masculine gender shall include the feminine gender and vice versa;

(c)	headings are for convenience only and shall be ignored in interpreting this Agreement;

(d)	reference to a “person” shall mean any individual, partnership, company, corporation, joint venture, trust, association, organisation or other entity, in each case whether or not having separate legal personality;

(e)	the words “include”, “including” or “in particular” are to be construed without limitation to the generality of the preceding words;

(f)	references to a statute include any statutory modification, extension or re-enactment of that statute;

(g)	any reference to “writing” includes a reference to any communication effected by facsimile transmission or similar means, but not e-mail;

(h)	the word “or” has the inclusive meaning represented by the phrase “and/or”; and

(i)	any covenant by a Party not to do an act or thing shall be deemed to include an obligation not to permit or suffer such act or thing to be done by another person under its control or at its direction.

2	Statements of Work

2.1	Agreeing Statements of Work

GW may from time to time request that inVentiv provide it with certain services. When GW makes such a request, GW and inVentiv shall negotiate with each other with a view to reaching agreement on the services to be performed and the terms allied to such services. If the Parties reach agreement in their respective sole discretion, they shall execute a statement of work referencing this Master Services Agreement (each, a “Statement of Work”) setting out:

(a)	the scope of the Services to be undertaken;

(b)	the Compliance Standards to apply;

(c)	the applicable timelines;

(d)	the Deliverables and corresponding Specifications (if any);

(e)	the Fees and any reimbursable expenses or pass-through costs;

(f)	the respective responsibilities of each Party;

(g)	performance measures and requirements for progress reports (if relevant);

(h)	any other information as the Parties may consider relevant to the Services;

(i)	any specific and additional terms the Parties have agreed with respect to the performance of the Services.

2.2	Status of Statements of Work

Each and every Statement of Work shall incorporate and be read in conjunction with the terms of the body of this master services agreement (as may be varied from time to time in accordance with its provisions) and together constitute the entire agreement between the Parties for the Statement of Work, but each Statement of Work shall be a unique agreement and shall stand alone with respect to any other Statement of Work. If any provisions of a Statement of Work are in direct conflict with the terms of this Agreement, so that the provisions of both cannot be given effect, the terms of this Agreement shall have preference, unless the Parties clearly expressed their intention in the Statement of Work that the Statement of Work shall override the terms of this Agreement.

2.3	Affiliate contracting

The Parties acknowledge that in addition to inVentiv, certain of inVentiv’s Affiliates may provide certain services to GW and may directly enter into a Statement of Work with GW, pursuant to which such inVentiv Affiliate shall provide certain services to GW, as set forth in detail in said Statement of Work. In such event, the Statement of Work shall confirm that this Agreement shall govern the relationship between GW and the particular inVentiv Affiliate, and such parties agree to be bound by the terms set forth in this Agreement. Furthermore, all references in this Agreement to inVentiv shall be deemed to be to the applicable inVentiv Affiliate; provided, however, GW agrees that inVentiv acts solely on its own behalf and shall not be liable, or otherwise responsible, for the acts or omissions of any inVentiv Affiliate under any circumstances in connection with any Statement of Work that is not signed by inVentiv. Further, each inVentiv Affiliate acts solely on its own behalf and shall not be liable, or otherwise responsible, for the acts or omissions of inVentiv or any other inVentiv Affiliate under any circumstances in connection with this Agreement or any Statement of Work that is not signed by that inVentiv Affiliate. The Parties agree and acknowledge that Affiliates may agree to new or additional terms and conditions in an applicable Statement of Work.

3	The Services

3.1	Performance of Services

3.1.1	Upon execution by the Parties of a Statement of Work, inVentiv shall provide the Services to GW in accordance with the provisions of that Statement of Work and of this Agreement.

3.1.2	inVentiv shall, on a Statement of Work by Statement of Work basis:

(a)	perform the Services under the Statement of Work with reasonable skill, care, attention and diligence and in accordance with (i) any and all applicable laws, regulations and governmental guidelines applicable to the Services, (ii) the Specifications in all material respects, and (iii) all written instructions reasonably given by GW from time to time regarding the output of the Services, provided such instructions are consistent with the scope of work, approach and other provisions of the Statement of Work, and in a timely manner;

(b)	perform the Services under the Statement of Work in accordance with the Compliance Standards specified in it;

(c)	comply with the principles set forth in the GW Code of Conduct for Business Partners in connection with the performance of the Services;

(d)	ensure that its Personnel have the appropriate experience, training and resources to perform the Services;

(e)	without limitation to clause 3.1.2(a), in connection with the Services and this Agreement comply with, and shall not engage directly or indirectly in any activities that could constitute a breach of, any applicable laws and regulations relating to anti-bribery and anti-corruption, including the UK Bribery Act 2010, the United States Foreign Corrupt Practices Act 1977 and any equivalent measures in any other relevant country or jurisdiction;

(f)	make, keep and maintain or furnish to GW complete and accurate records of its work in performing the Services as and to the extent specified in the applicable Statement of Work. All records generated in performing the Services shall be maintained by inVentiv during the performance of the Services and for a period of five (5) years thereafter, and it shall grant GW access to such records or provide copies thereof as reasonably requested.

3.1.3	GW acknowledges that it is solely responsible for reviewing and approving all product promotional materials and literature created pursuant to this Agreement or Statement of Work and for ensuring all such materials comply with applicable law.

3.2	Supervision of Performance of the Services

Each Party shall for each Statement of Work appoint a Designated Supervisor for the Services, who shall be named in the Statement of Work. inVentiv’s Designated Supervisor shall be responsible for inVentiv’s overall conduct of the Services for the Statement of Work in which they are named and shall be the principal point of contact with GW for all matters relating to that Statement of Work. If for any reason a Designated Supervisor of either Party is unable or unwilling to act, the Party concerned shall appoint a new Designated Supervisor promptly following the inability or unwillingness of the existing Designated Supervisor becoming apparent to that Party. The Party concerned shall notify the other Party of the appointment of a new Designated Supervisor immediately upon such appointment.

3.3	Audits and Inspections

3.3.1	GW shall from time to time upon giving inVentiv reasonable advance notice in writing be entitled to send its representatives to visit the premises of inVentiv or its Sub-contractors where the Services are being carried out or where the applicable records are maintained for the purposes of auditing the charges paid or payable by GW under this Agreement or assessing the progress and quality of the Services and to review the records produced in accordance with clause 3.1.2(e). The review of any other records pertaining exclusively to the Services that are retained by inVentiv shall be subject to mutual agreement. GW reserves the right to appoint an agent or agents to conduct any audit under this clause 3.3 on its behalf, however, shall ensure that such agents are bound by obligations of professional confidentiality at least as stringent as the confidentiality obligations of the Parties to each other under this Agreement. GW shall give at least 30 days’ notice except where the cause for audit warrants a shorter period due to the requirements of a Competent Authority or applicable law. Notwithstanding the foregoing, (i) no representative or agent may be a competitor of inVentiv, and (ii) any such audit, assessment or review may be conducted only once per calendar year (except where required due to the requirements of a Competent Authority or applicable law or where the audit is being conducted for cause to ensure remedial actions have been implemented), shall be subject to inVentiv’ confidentiality and security policies, will take place at a mutually acceptable time during business hours, and shall be at GW’s expense.

3.3.2	inVentiv will notify GW promptly in the event of any inspection by a Regulatory Authority of their premises (or those of their Sub-contractors) at or from which Services are being performed to the extent such inspection relates to the Services or the business unit responsible for delivering the Services. In the event of an inspection which relates to the Services, inVentiv will, to the extent permissible under applicable laws, consult with and allow GW to review and comment on any responses to such authority related to the inspection. inVentiv will, to the extent legally permissible, notify GW in writing promptly (and in any case within two (2) Business Days) after receipt of any warning letter from any Competent Authority raising any issues that may adversely affect or modify any of the Services and will keep GW informed of all investigations or corrective action being taken by inVentiv to address any such issues.

3.4	Acceptance of Deliverables

3.4.1	Without prejudice to any other right or remedy available to GW, GW shall be entitled to reject any Deliverables that are not, in its reasonable opinion, produced or delivered in accordance with the Specifications at the time of delivery or any Service that has not been performed in accordance with the relevant Statement of Work. In such event, at GW’s election, inVentiv shall either (a) at its sole cost, complete or repeat the specific Deliverables or Services which GW has rejected, or (b) refund GW the fees and expenses paid in performing the Services in question and issue a credit note for any such fees and expenses invoiced but not yet paid. Without prejudice to clause 3.5, where inVentiv is required to complete or repeat Deliverables or Services under this clause 3.4, it shall do so in accordance with the timetable set-out in the relevant Statement of Work, or in the absence of such a timetable or in the event rejection by GW takes place after a deadline stipulated in the relevant Statement of Work, in accordance with a timetable that GW shall stipulate.

3.4.2	inVentiv waives, and shall procure that its Personnel waive, any moral rights in the reports delivered under this Agreement to which inVentiv is now or may at any future time be entitled under the Copyright Designs and Patents Act 1988 or any similar provisions of law in any jurisdiction, including the right to be identified, the right of integrity and the right against false attribution, and agrees not to institute, support, maintain or permit any action or claim to the effect that any treatment, exploitation or use of such Results infringes inVentiv’s or the relevant Personnel’s moral rights.

3.5	Timely performance

inVentiv acknowledges and agrees that timely completion of the Services is an essential and critical business requirement for GW, and that time is of the essence regarding inVentiv’s performance under each Statement of Work. inVentiv shall notify GW promptly upon becoming aware of any event or circumstance which will, or which could reasonably be expected to, cause a delay in delivering any Deliverable, the completion of any milestone or inVentiv delivering any element of the Services in accordance with the timetable set out in the relevant Statement of Work.

3.6	Subcontracting

3.6.1	With GW’s written consent, given at its sole discretion, inVentiv may subcontract any (but not all) of the Services to be performed under a particular Statement of Work to a Third Party. Notwithstanding the foregoing, consent shall not be required for inVentiv to subcontract the Services or part thereof to any of its Affiliates or individual personnel retained by inVentiv or its Affiliates on an independent contractor basis or through a Third Party. GW shall have no recourse and bring no claim against any Affiliate or Third Party Sub-Contractor. inVentiv shall remain fully responsible towards GW for the performance of any Sub-Contractors, whether those are Third Party Sub-Contractors or Affiliates.

3.6.2	It shall be a condition of any subcontracting that inVentiv shall:

(a)	enter into contracts with all Sub-contractors obliging them to provide Services in accordance with the applicable provisions of this Agreement, including without limitation provisions under which:

(i)	the Results shall be fully communicated to and owned by GW; and

(ii)	GW shall have the right to inspect any work being done by any Sub-contractors on terms equivalent to clause 3.3.

(b)	be responsible for the compliance by any Sub-contractor with the applicable provisions of this Agreement. The appointment of any Sub-contractor shall not negate or affect inVentiv’ duties and direct responsibility to GW to perform the subcontracted work.

3.6.3       Nothing in this Agreement shall prevent GW from appointing a person or entity other than inVentiv to conduct services that are the same as, or similar to, those set out in any Statement of Work, and GW shall not be obliged to enter into any minimum number of Statements of Work.

4	Information and Reports

4.1	Information sharing

4.1.1	Upon initiation of activities under a Statement of Work, and at its own cost, GW shall supply inVentiv with all Information and materials in GW’s possession it is responsible to furnish under the applicable Statement of Work or GW reasonably believes inVentiv needs to know, and all the product training and assistance required in order to properly perform the Services in compliance with applicable laws. Additional obligations of GW in this respect that are unique to a specific Statement of Work shall be specified in that Statement of Work. GW shall notify inVentiv of any additional Information pertinent to the Services being performed under a Statement of Work promptly after becoming aware of it.

4.1.2	inVentiv shall notify GW of Information (other than Information of a Third Party to whom inVentiv owes duties of confidence) regarding any event or circumstance not anticipated when the Parties enter into a Statement of Work that materially and adversely affects the usefulness or purpose for performing the Services being performed under such Statement of Work that becomes known to the Personnel rendering such Services promptly after becoming aware of it, including identifying to GW Information that GW may not be aware of given the local expertise of inVentiv such as if the Services as proposed may likely lead to a breach of applicable Compliance Standards. inVentiv shall confirm any verbal communication of such pertinent information by email within two (2) Business Days following the verbal communication.

4.2	Reporting

inVentiv shall keep GW fully informed of the progress of the Services under each Statement of Work on a regular basis and in writing as specified in the relevant Statement of Work. inVentiv shall comply with all reasonable instructions given by GW from time to time as to the format and content of any such update. In particular, inVentiv shall provide information relating to progress of the Services against milestones specified in the Statement of Work.

5	Invoices and Payment

5.1	Invoicing and Payment

inVentiv shall submit an invoice to GW whenever payment of Fees are due, together with such evidence as GW may reasonably request for the purpose of verifying that the Services in respect of which the payment in question is due have been performed. Each invoice shall give a description of the Services provided during the period covered by such invoice. Save as otherwise provided in a particular Statement of Work, Fees due under each Statement of Work: (a) are payable in the currency(ies) specified in it; (b) are exclusive of VAT (VAT to be added separately, as applicable and at the prevailing rate); (c) provided that GW is satisfied that the parts of the Services in question have been properly completed, shall be made within thirty (30) days of the date of receipt by GW of the invoice; (d) shall be paid to the bank account specified in the Statement of Work or such other bank account of inVentiv as inVentiv may notify to GW in accordance with clause 12.12; and (e) shall be made by the due date, failing which inVentiv may charge interest on any undisputed and outstanding amount on a daily basis at a rate equivalent to two per cent (2%) above the twelve (12) month LIBOR rate then in force in London. For any payments disputed in good faith, interest under this clause 5.1 is payable only after the dispute is resolved, on sums found or agreed to be due, from the due date until payment.

5.2	Included Costs and Expenses

The Fees shall cover all Services provided by inVentiv under this Agreement. GW will not pay any additional sums not otherwise provided for in this Agreement unless it first agrees to those sums in writing in advance. GW shall reimburse inVentiv for reasonable out-of-pocket expenses, provided that such expenses are provided for in a Statement of Work or otherwise agreed by the Parties in writing in advance and inVentiv submits a written claim for reimbursement of such expenses to GW within ninety (90) days following the end of the month in which the expense was incurred. inVentiv will make copies of receipts evidencing the amount of such expenses and the date on which such expenses were incurred available upon GW’s request. The invoicing and payment of reimbursements shall be governed by clause 5.1 in the same manner as Fees. Further guidance on pass-through costs and allowable expenses will be set out in the Statement of Work.

6	Confidential Information

6.1	Non-disclosure and non-use

6.1.1	Except as set out in this clause 6, the Receiving Party shall and shall cause its officers, directors, employees and agents to, keep confidential and not publish or otherwise disclose, and not use directly or indirectly for any purpose any Confidential Information furnished or otherwise made available to it, directly or indirectly by the Disclosing Party.

6.1.2	Confidential Information shall not include any Information which a Receiving Party can establish:

(a)	is already lawfully possessed by the Receiving Party without any obligations of confidentiality or restrictions on use prior to receiving it from the Disclosing Party, as documented by prior written records or can be shown by other competent evidence; or

(b)	is or becomes public knowledge or is or becomes in the public domain other than by breach of this clause 6.1.2 by the Receiving Party; or

(c)	is obtained subsequently by the Receiving Party from a Third Party without any obligations of confidentiality with respect to such Information and, to Receiving Party’s knowledge, such Third Party is in lawful possession of such information and not in violation of any contractual or legal obligation to maintain the confidentiality of such information; or

(d)	has been developed by the Receiving Party independently of any access to or use of any Confidential Information disclosed hereunder, as documented by the Receiving Party’s written records or can be shown by other competent evidence.

6.1.3	For the avoidance of doubt (a) GW shall be considered to be the Disclosing Party with respect to any newly created Information that is part of the Results, (b) the fact Confidential Information may have been disclosed to a Receiving Party by the Disclosing Party or an Affiliate of the Disclosing Party under a prior agreement operate to operate to exclude such Information from the Confidential Information of the Disclosing Party, and (c) Confidential Information shall not be deemed to be within the exceptions set out in clause 6.1.2 merely because it is specific and embraced by more general information in the public domain or in the possession of a Receiving Party, or is a combination of information from multiple sources.

6.2	Permitted uses

6.2.1	inVentiv may use Confidential Information of GW for the sole purpose of performing the Services in accordance with this Agreement, and unless otherwise agreed by GW in writing, shall only disclose the Confidential Information of GW to its Personnel on a need to know basis solely for the purpose of performing the Services, provided that:

(a)	inVentiv informs its Personnel of the confidential nature of GW’s Confidential Information before disclosure, and shall ensure its Personnel are bound by confidentiality terms no less restrictive than those set out in this clause 6 to hold in confidence such Confidential Information; and

(b)	at all times, inVentiv is responsible for the compliance of such Personnel with the obligations set out in this Agreement.

6.2.2	GW may use and disclose inVentiv’ Confidential Information as necessary or reasonably useful to exploit the Results or any product developed using the Results, consistent with the license granted to GW pursuant to clause 7.2.1, and may make disclosures to Competent Authorities, provided, however, that reasonable measures shall be taken to assure confidential treatment of such information.

6.2.3	Without prejudice to the rest of this clause 6, the Receiving Party shall:

(a)	with respect to the Confidential Information of the Disclosing Party, exercise the same degree of care that it exercises with respect to its own confidential information which it desires to maintain as confidential (but in no event less than a reasonable degree of care) to prevent its disclosure to any Third Party; and

(b)	reproduce the Confidential Information of the Disclosing Party only to the extent necessary to perform this Agreement, with all such reproductions being identified as Confidential Information.

6.3	Unauthorised use or disclosure

The Receiving Party shall notify the Disclosing Party promptly following discovery of any unauthorised use or disclosure of Confidential Information by it, and shall co-operate with the Disclosing Party in every reasonable way to help the Disclosing Party regain possession of the Confidential Information and prevent its further unauthorised use or disclosure.

6.4	Exceptions to non-disclosure and non-use provisions

The Receiving Party may disclose any part of the Confidential Information of the Disclosing Party solely to the extent that the Receiving Party is legally required to do so, whether pursuant to an order of a court of competent jurisdiction or governmental authority or otherwise; provided that the Receiving Party shall unless prohibited notify the Disclosing Party prior to making such disclosure and use its commercially reasonable endeavours to limit such disclosure and, if permitted and reasonably practicable, to provide the Disclosing Party with an opportunity to make representations to the relevant court or governmental authority.

6.5	Return of Confidential Information

The Receiving Party shall, within seven (7) days of the Disclosing Party’s request at any time, and at the Disclosing Party’s option return or destroy (or permanently delete in the case of Confidential Information held electronically) all Confidential Information in the possession or control of the Receiving Party, except for (a) archival electronic information that is electronically archived in the normal course and not in general use; (b) information subject to a “litigation hold”, but only during the hold period; (c) information included in minutes of the board of directors of the Receiving Party and committees thereof; (d) information which must otherwise be maintained as a requirement of law or regulation; or (e) one (1) copy of the Confidential Information to the extent reasonable to permit the Receiving Party to keep evidence that it has performed its obligations under this Agreement; provided, in each case (a) to (e) above, that the confidentiality and non-use restrictions set out in clause 6.1 (subject to the other provisions of clause 6.1.2) of this Agreement shall continue to apply to such Confidential Information, except that the Receiving Party shall not make any further use or disclosure of the Confidential Information except as expressly permitted herein.

6.6	Publication

inVentiv shall not make any external publication relating to the Services or the Results without the prior written consent of GW. inVentiv may reference the Services in communications to its Personnel providing that such communications (i) are designated ‘for internal use only’ and (ii) no GW Confidential Information is disclosed therein.

6.7	Survival

The provisions of this clause 6 shall survive termination or expiry of this Agreement for whatever reason, and shall remain in full force and effect for a period of five (5) years from the completion of Services under the Statement of Work under which such Confidential Information was last disclosed or used or, if longer, for so long as such Confidential Information constitutes a trade secret under applicable law.

7	Intellectual Property

7.1	Ownership and use of Background IP

7.1.1	This Agreement does not affect the ownership of any Background IP, the ownership of which will remain the property of the Party that contributes them to the Services (or its licensors).

7.1.2	GW hereby authorises inVentiv to use its GW Background IP for the sole purpose of performing the Services specified in each Statement of Work, but for no other purpose. inVentiv may not authorise any other person to use the GW Background IP except that inVentiv may allow any of its Affiliates, and any Sub-contractor working for or on behalf of inVentiv or any of its Affiliates, to use GW Background IP for the purpose of carrying out the Services.

7.1.3	inVentiv hereby grants to GW a non-exclusive, irrevocable, perpetual, fully paid-up, royalty-free, non- transferable, worldwide licence, with the right to sub-license through multiple tiers, to use and otherwise exploit in any way any inVentiv Background IP or Improvements that are accessed or used as part of the Services or arise out of the Services to the extent necessary or useful to utilise or develop the Results. inVentiv shall provide GW with all Information in its possession which is useful or necessary to enable GW to utilise any inVentiv Background IP or Improvements to which inVentiv grants GW a licence under this clause 7.1.3.

7.2	Ownership and use of Results

7.2.1	The Results shall be GW’s exclusive property in each case from the date of their conception, discovery or invention and. GW may take such steps as it may decide from time to time, at its own expense, to register and maintain any protection for the Results, including filing and prosecuting patent applications claiming or covering any of the Results. The Results shall be deemed to be “works made for hire” or equivalent to the extent they qualify as such under applicable copyright laws. Insofar as title in any of the Results does not vest in GW automatically by operation of law or under this Agreement, notwithstanding the foregoing, inVentiv shall assign to GW all its current and future right, title and interest in the Results (including all its rights in Documents recording the Results and all Intellectual Property Rights therein). inVentiv shall upon GW’s request execute all documents, give all assistance and do all acts and things, at the expense of GW and at any time either during or after the Term, as may, in the reasonable opinion of GW, be necessary or desirable to enable GW to vest or register the Results in the name of GW and to defend GW against claims that use or exploitation of the Results infringe Third Party rights, and otherwise to protect the Results. Pending such assignment of the Results, GW shall have an exclusive, perpetual, irrevocable worldwide licence under the Results, for any purpose, with the right to grant sub-licences through multiple tiers

7.2.2	GW authorises inVentiv to use the Results for the sole purpose of performing the Services, but for no other purpose. inVentiv may not authorise any Third Party to use the Results other than any Sub-contractor working for or on behalf of inVentiv or any of its Affiliates.

7.3	No further compensation

inVentiv acknowledges that no further remuneration or compensation other than that provided for in this Agreement is or may become due to inVentiv in respect of the performance of inVentiv’s obligations under this clause 7.

8	Representations and Warranties

8.1	inVentiv represents and warrants that it:

(a)	is duly organised, validly existing and in good standing under the laws of the state or country, as applicable, in which it is organised;

(b)	has the requisite power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder;

(c)	has the right to assign the Results to GW in accordance with clause 7 free and clear of any liens, claims, encumbrances and security interests

(d)	has and will continue to have all governmental approvals necessary for it to carry out the Services;

(e)	is not party to any agreement that would prevent it from fulfilling its obligations under this Agreement;

(f)	has, and will maintain, all appropriate licences, approvals and certifications required by any Competent Authority, to safely, adequately and lawfully perform its obligations under this Agreement; and

(g)	has not misappropriated any knowledge or Information of any Third Party.

8.2	GW represents and warrants that:

(a)	it is duly organised, validly existing and in good standing under the laws of the state or country, as applicable, in which it is organised; and

(b)	it has the requisite power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder.

9	Insurance and Liability

9.1	Indemnity

9.1.1	GW shall indemnify inVentiv and keep it fully and effectively indemnified against all losses, liabilities, damages and expenses (including reasonable legal fees and expenses) suffered or incurred in connection with any claims, demands, actions or other proceedings made or brought against inVentiv by any Third Party to the extent those are a result of or connected with:

(a)	any negligence, misconduct or breach of this Agreement or any Statement of Work by GW or any officer, employee, representative or subcontractor of GW; or

(b)	any non-compliance with any applicable laws by GW or any officer, employee, representative or subcontractor of GW in connection with the performance of Services, or

(c)	the use of GW’s products to the extent that they are product liability claims, whether arising out of warranty, negligence, strict liability (including manufacturing, design, warning or instruction claims) or any other product based statutory claim.

9.1.2	inVentiv shall indemnify GW and keep it fully and effectively indemnified against:

(a)	all losses, liabilities, damages and expenses (including reasonable legal fees and costs) suffered or incurred in connection with any claims, demands, actions or other proceedings made or brought against GW by any Third Party to the extent those are a result of or in connected with:

(i)	any negligence, misconduct or breach of this Agreement or a Statement of Work by inVentiv or any of its Personnel; or

(ii)	any non-compliance with any applicable laws or Compliance Standards by inVentiv or any of its Personnel; or

(b)	all losses, liabilities, damages and expenses (including reasonable legal fees and costs) suffered or incurred in connection with any claims, demands, actions or other proceedings:

(i)	made or brought by any Personnel in relation to sums owed to them including, without limitation, salaries, wages, holiday pay, sick pay, expenses, commissions, incentive payments, bonuses, pensions and benefits;

(ii)	in relation to National Insurance, social security or like contributions, income tax or other taxation obligations in connection with payments made or benefits provided to any Personnel in connection with the provision of the Services;

(iii)	arising from any Personnel alleging or being held or deemed to be an employee of GW whilst performing Services under a Statement of Work, including any claim for wrongful or unfair dismissal or redundancy payment; and

(iv)	arising out of or in connection with any transfer, deemed transfer or alleged transfer by operation of law of any Personnel, including in respect of Directive 2001/23/EC or the national legislation implementing it such as the Transfer of Undertakings (Protection of Employment) Regulations 2006 (SI 2006/246) (together “TUPE”).

9.1.3	The indemnities given in clauses 9.1.1 and 9.1.2 shall not apply to the extent that the claim arises as a result of any negligence, misconduct or breach of this Agreement or a Statement of Work by the Party claiming the indemnity.

9.1.4	The indemnity given in clause 9.1.2(b)(iv) shall not apply:

(a)	to the extent that, on the termination or expiry of a Statement of Work, services similar to the Services provided under that Statement of Work are performed by GW or a Third Party supplier of GW and, as a result, any Personnel transfer by operation of law to GW or that Third Party supplier under TUPE (an “Excluded Transfer”); or

(b)	where GW exercises its rights under a Statement of Work to acquire or assume the employment contracts of any Personnel (provided that is not by way of an Excluded Transfer).

9.1.5	In the event that there is an Excluded Transfer (and Personnel transfer by operation of law to GW or a Third Party supplier) (each a “Transferring Employee”), the following provisions shall apply:

(a)	GW and inVentiv will (and, if relevant GW will use all reasonable endeavours to procure that a successor third party supplier will) promptly and in a co-operative and helpful manner:

(i)	agree arrangements for the timely exchange of information about the each Transferring Employee and the apportionment of salary and other benefits; and

(ii)	comply with any respective obligations under TUPE.

(b)	inVentiv shall indemnify GW and each Third Party supplier and keep it/them fully and effectively indemnified against all losses, liabilities, damages and expenses (including reasonable legal fees and costs) suffered or incurred (whether directly or indirectly) in connection with:

(i)	any claim by a Transferring Employee in respect of any fact or matter to the extent that such claim concerns or arises from employment before the date on which his/her employment transfers; and

(ii)	any claim arising from the failure by inVentiv to comply with information and consultation obligations under TUPE.

(c)	GW shall indemnify inVentiv against all losses, liabilities, damages and expenses (including reasonable legal fees and costs) suffered or incurred (whether directly or indirectly) in connection with:

(i)	any claim by a Transferring Employee in respect of any fact or matter to the extent that such claim concerns or arises from employment on or after before the date on which his/her employment transfers;

(ii)	any claim arising from the failure by GW or a Third Party supplier to comply with information and consultation obligations under TUPE;

(iii)	any claim under TUPE on the grounds that there has been or will be a substantial change in working conditions to the detriment of an employee who is a Transferring Employee.

9.1.6	The indemnities given in this clause 9.1 are subject to the Party claiming the indemnity:

(a)	promptly notifying the indemnifying Party in writing with details of the claim and providing the indemnifying Party with access to all documents and information reasonably required to enable it to defend the claim. The failure by an indemnified Party to notify the indemnifying Party of such claim shall not relieve the indemnifying Party of responsibility under this clause 9, except to the extent such failure adversely prejudices the ability of the indemnifying Party to defend such claim;

(b)	allowing the indemnifying Party to have the conduct of the defence or settlement of the claim (provided that the Party claiming the indemnity may elect to choose counsel independent from that representing the indemnifying Party at its own cost and expense);

(c)	giving the indemnifying Party all reasonable assistance (at the indemnifying Party's expense) in dealing with the claim; and

(d)	not making any payment or incurring any expenses in connection with the claim, or making any admissions or doing anything that may compromise or prejudice the defence of any such claim without the prior written consent of the indemnifying party.

9.2	Liability

9.2.1	To the fullest extent permitted by law but with the exception of (i) its indemnification obligations as set out in clause 9.1.1, (ii) its obligations with regard to interest payments as set out in clause 5.1, and (iii) any damage caused intentionally or by GW’s gross negligence, GW’s aggregate liability, whether in contract, tort, negligence, breach of statutory duty or warranty, failure of essential purpose or otherwise, shall be limited to the total payments paid or due and payable by GW to inVentiv under the Statement of Work under which the liability principally arises over the twelve (12) months (or part thereof) preceding the date on which the liability arose.

9.2.2	To the fullest extent permitted by law but with the exception of (i) its indemnification obligations as set out in clause 9.1.2 and (ii) any damage caused intentionally or by inVentiv’s gross negligence, inVentiv’ aggregate liability, whether in contract, tort, negligence, breach of statutory duty or warranty, failure of essential purpose or otherwise, shall be limited to two times the total payments for Fees payable by GW to inVentiv under the Statement of Work under which the liability principally arises over the twelve (12) months (or part thereof) preceding the date on which the liability arose.

9.2.3	Except under the Indemnities in clauses 9.1.1 and 9.1.2, in no circumstances shall either Party be liable whether in contract, tort, negligence, breach of statutory duty or otherwise, for any loss, damage, costs, or expenses of any nature whatsoever incurred or suffered by the other Party (a) of an indirect, special, or consequential nature, or (b) that is a loss of profits, revenue, business opportunity, or goodwill.

9.2.4	Nothing in this Agreement excludes any person’s liability to the extent that it may not be so excluded under applicable law, including any such liability for death or personal injury caused by that person’s negligence, or liability for fraud.

9.3	Insurance

During the Term and for any claims made Insurance Policies at least three (3) years thereafter, each Party shall maintain, as applicable, general or Public Liability insurance up to £10,000,000 per occurrence series. In addition, GW shall carry Products and Services Liability insurance up to £10,000,000 per claim and in the aggregate. Each Party shall ensure that the Insurance Policies are taken out with reputable insurers, and that such Insurance Policies offer the type and amount of coverage appropriate to the Services in a Statement of Work. Each Party shall, on request, supply to the other certificates evidencing the coverage. inVentiv shall name GW as an additional insured on all liability insurance coverage as its interests may appear and GW warrants that its liability insurances include an indemnity to principal provision.

10	Term and Termination

10.1	Term

Subject to any earlier termination in accordance with the provisions of this Agreement, this Agreement shall last for a term 3 years from the Commencement Date of this Agreement, or for such further periods as the Parties may agree in writing (the “Term”). Each individual Statement of Work shall commence on the date of its execution and shall terminate on the completion of the Services and payment, notwithstanding that such completion takes place after the Term, unless terminated earlier in accordance with the provisions of this Agreement. The Parties may, subject to the following provisions of this clause 10, terminate individual Statements of Work without affecting other existing Statements of Work or may terminate all existing Statements of Work, unless a different termination regime has been agreed on in a Statement of Work in which case such termination regime shall apply for the relevant Statement of Work.

10.2	Termination

10.2.1	GW may terminate this Agreement (and all Statements of Work) or any Statement of Work, in whole, without cause, on no less than sixty (60) days’ written notice to inVentiv.

10.2.2	GW may terminate any Statement of Work with immediate effect on giving written notice to inVentiv if at any time:

(a)	inVentiv is in material breach of any provision of this Agreement or the Statement of Work in question and, if it is capable of remedy, the breach has not been remedied within thirty (30) days after receipt of written notice specifying the breach and requiring its remedy (or such longer period as may be reasonably necessary so long as inVentiv promptly commences to cure such breach and proceeds diligently and continuously pursuant to a reasonable plan to cure the breach);

(b)	inVentiv commits any gross misconduct affecting the business of GW or any of its Affiliates; or

(c)	(i) inVentiv becomes insolvent or unable to pay its debts as and when they become due; (ii) an order is made or a resolution is passed for the winding up of inVentiv (other than voluntarily for the purpose of solvent amalgamation or reconstruction); (iii) a liquidator, administrator, administrative receiver, receiver, or trustee is appointed in respect of the whole or any part of inVentiv’ assets or business; (iv) inVentiv makes any composition with its creditors; (v) inVentiv ceases to continue its business; or (vi) as a result of debt or maladministration inVentiv takes or suffers any similar or analogous action in any jurisdiction.

10.2.3	inVentiv may terminate any Statement of Work with immediate effect on giving written notice if at any time:

(a)	GW is in material breach of any provision of this Agreement or the Statement of Work in question and, if it is capable of remedy, the breach has not been remedied within thirty (30) days after receipt of written notice specifying the breach and requiring its remedy (or for any non-payment breach, such longer period as may be reasonably necessary so long as GW promptly commences to cure such breach and proceeds diligently and continuously pursuant to a reasonable plan to cure the breach); or

(b)	(i) GW becomes insolvent or unable to pay its debts as and when they become due; (ii) an order is made or a resolution is passed for the winding up of GW (other than voluntarily for the purpose of solvent amalgamation or reconstruction); (iii) a liquidator, administrator, administrative receiver, receiver, or trustee is appointed in respect of the whole or any part of GW’s assets or business; (iv) GW makes any composition with its creditors; (v) GW ceases to continue its business; or (vi) as a result of debt or maladministration GW takes or suffers any similar or analogous action in any jurisdiction.

11	Obligations on Termination or Expiry

11.1	On termination or expiry of this Agreement or any Statement of Work (unless a different consequences of termination regime has been agreed on in a Statement of Work in which case such consequences shall apply for the relevant Statement of Work):

(a)	GW shall pay to inVentiv all amounts payable for all work performed under, and in accordance with, the terms of this Agreement and the relevant Statement of Work up to the effective date of termination and any expenses already incurred in accordance with this Agreement or the relevant Statement of Work or, so long as they have been approved under the relevant Statement of Work which have been committed to, have not yet been incurred, but cannot be cancelled; and

(b)	inVentiv shall, at GW’s request and direction, and at no additional charge to GW:

(i)	except as otherwise provide in clause 6.5, in the case of termination or expiry of this Agreement, immediately return or destroy any GW Property which is in the possession or under the control of inVentiv; or in the case of termination of a particular Statement of Work or Statements of Work, immediately return or destroy any GW Property which is in the possession or under the control of inVentiv which relates solely to that Statement of Work or those Statements of Work;

(ii)	provide GW or its designee with assistance in order promptly to effect a smooth and orderly transition of the Services to an alternate provider, where relevant.

11.2	Clauses 3.1.2(f), 3.4, 5, 6, 7.1.3, 7.2, 7.3, 9, 11 and 12 shall survive the termination or expiry of this Agreement or any Statements of Work.

12	General

12.1	Force majeure

Neither Party shall be in breach of this Agreement nor liable for delay in performing, or failure to perform, any of its obligations under this Agreement if such delay or failure results from events, circumstances or causes beyond its reasonable control. In such circumstances the time for performance shall be extended by a period equivalent to the period during which performance of the obligation has been delayed or failed to be performed.

12.2	Assignment

inVentiv shall not assign, sub-contract, transfer, or declare a trust of any of its rights and obligations under this Agreement without the prior written consent of GW.

12.3	Waiver

No failure or delay by a Party to exercise any right or remedy provided under this Agreement or by law shall constitute a waiver of that or any other right or remedy, nor shall it preclude or restrict the further exercise of that or any other right or remedy. No single or partial exercise of such right or remedy shall preclude or restrict the further exercise of that or any other right or remedy.

12.4	Severability

If any provision or part-provision of this Agreement shall be held to be illegal, void, invalid or unenforceable under the law of any jurisdiction:

(a)	that provision or part-provision shall, to the extent required, be deemed to be deleted, and the validity and enforceability of the other provisions of this Agreement shall not be affected; and

(b)	the legality, validity and enforceability of the whole of this Agreement in any other jurisdiction shall not be affected.

12.5	Relationship between the Parties

Nothing in this Agreement is intended to, or shall be deemed to, establish any partnership or joint venture between any of the Parties, constitute any Party the agent of another Party, nor authorise any Party to make or enter into any commitments for or on behalf of any other Party. inVentiv does not undertake by this Agreement or otherwise to perform any obligation of GW, whether regulatory or contractual, or to assume any responsibility for GW’s business or operations. Employees and other personnel supplied by either Party will not for any purpose be considered employees or agents of the other Party.

12.6	Rights and remedies

Except as expressly provided in this Agreement, the rights and remedies provided under this Agreement are in addition to, and not exclusive of, any rights or remedies provided by law.

12.7	Third Party rights

A person who is not a Party to this Agreement shall not have any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement. This does not affect any right or remedy of a Third Party which exists, or is available, apart from that Act.

12.8	Entire agreement

This Agreement constitutes the entire agreement between the Parties and supersedes and extinguishes all previous drafts, agreements, arrangements and understandings between them, whether written or oral, relating to its subject matter. Each Party agrees that it shall have no remedies in respect of any representation or warranty (whether made innocently or negligently) that is not set out in this Agreement. No Party shall have any claim for innocent or negligent misrepresentation based upon any statement in this Agreement or otherwise.

12.9	Variation

No variation of this Agreement or a Statement of Work shall be effective unless it is in writing and signed by the Parties (or their authorised representatives). Except as set forth in such a writing, no provision or statement in any document delivered in connection with this Agreement shall impose any additional obligation on either Party.

12.10	Counterparts

This Agreement may be executed in any number of counterparts, each of which when executed shall constitute a duplicate original, but all the counterparts shall together constitute the one agreement.

12.11	Governing law

This Agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales. The Parties irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this Agreement or its subject matter or formation (including non-contractual disputes or claims).

12.12	Notices

(a)	Any notice or other communication required or permitted to be given by a Party under this Agreement shall be effective when delivered, if delivered by hand, or five (5) Business Days after mailing if mailed by registered or certified mail (postage prepaid and return receipt requested), or two (2) Business Days after deposit with a courier if sent by an internationally recognised courier, and shall be addressed to a Party at the addresses and to the representatives set out below in clause (b).

(b)	The Parties’ respective representatives for the receipt of notices are, until changed by notice given in accordance with this clause 12.12, as follows:

GW:	inVentiv:

Title: Company Secretary	Title: VP Selling Solutions Europe

Address: Sovereign House, Vision Park, Chivers Way, Histon, Cambridge CB24 9BZ	Address: 10 Bloomsbury Way London WC1A 2SL

Fax: +44 (0)1223 235667	n/a

The provisions of this clause 12.12 shall not apply to the service of any proceedings or other documents in any legal action or any day-to-day or delivery related communications in connection with the governance, provision or receipt of Services hereunder.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

SIGNATURE PAGE TO MASTER SERVICES AGREEMENT

THIS AGREEMENT has been entered into on the date stated at the beginning of it.

Signed for and on behalf of GW RESEARCH LTD
/s/ James Ryan
Authorised Signatory (sign)

James Ryan
Name (print)

15 June 2017
Date

Signed for and on behalf of inVentiv Health Commercial Europe Limited	/s/ Kurt Hawtin
Authorised Signatory (sign)

Kurt Hawtin
Name (print)

24/05/17
Date

SCHEDULE 1

TEMPLATE STATEMENT OF WORK

Statement of Work

GW Reference:

Supplier Reference:

THIS STATEMENT OF WORK is made on [dd/mmm/20[●]] (the “Effective Date”),

Between

(1)	GW RESEARCH LTD, incorporated in England and Wales with company number 03107561, whose registered office is at Sovereign House, Vision Park, Chivers Way, Histon, Cambridge, CB24 9BZ, United Kingdom (“GW”); and

(2)	inVentiv Health Commercial Europe Limited, incorporated in England and Wales with company number 08850557, whose registered office is at 10 Bloomsbury Way, London, WC1A 2SL, UK (“inVentiv”).

BACKGROUND

This Statement of Work is made subject to the provisions of the Master Services Agreement entered into by inVentiv and GW dated [date] (the “MSA”).

AGREED TERMS

1.	Definitions and Interpretation

In this Statement of Work, the following terms shall have the following meanings:

Commencement date	[Insert date when Services are to start – to be consistent with Appendix C below]

Completion date	[Insert date when Services are expected to stop e.g. the earlier of (a) completion of the Services, and (b) 31 December 2015 - to be consistent with Appendix C below].]

Compliance Standards	[Insert reference to the relevant, country specific, compliance standards that are to apply to the Services.]

Designated Supervisors	[Insert names of (a) person at GW who is responsible for supervising performance of Statement of Work, and (b) the person at the Supplier who is responsible for ensuring the Services are delivered.]

GW Code of Conduct for Business Partners	The guideline (version of [August 2015]) which can be found at http://ir.gwpharm.com/corporate-governance.cfm.

Services	The services described in clause 3 of this Statement of Work.

Specification	On a Deliverable by Deliverable basis, the specifications for a Deliverable to be delivered under this Statement of Work, as identified in Appendix A hereto.”

[Include any other terms that will need definition for the Statement of Work.]

2.	Obligations

The Parties agree to perform their respective obligations as described in this Statement of Work, subject to the provisions of this Statement of Work and the MSA.

3.	Scope And Description Of Services

inVentiv will perform the following Services in accordance with the Specification attached hereto at Appendix A:

[List Services]

4.	Timetable

inVentiv will deliver the Services in accordance with the Timetable attached at Appendix B.

5.	Budget and Payment Schedule

In consideration for the performance of these Services, GW will pay to inVentiv the amounts described in the Budget for Services and Pass-Through Budget set forth in Appendix C, which amounts will be payable pursuant to the Payment Schedule set forth in Appendix D.

6.	List of inVentiv Subcontractors Approved by GW

[List names and locations of subcontractors, and activities to be subcontracted.]

7.	Supplementary Clauses

[The following clauses may be included and adapted as relevant to the Services. Any terms that may conflict with the MSA must be specifically identified as taking precedence over the MSA in order to have effect in this SOW].

SIGNATURE PAGE TO STATEMENT OF WORK

This Statement of Work has been entered into on the Effective Date.

Signed for and on behalf of GW RESEARCH LTD

Authorised Signatory (sign)

Name (print)

Date

Signed for and on behalf of inVentiv Health Commercial Europe Limited
Authorised Signatory (sign)

Name (print)

Date

List of Appendices

Appendix A:	Specification
Appendix B:	Timetable
Appendix C:	Budget for Services and Pass-Through Budget
Appendix D:	Payment Schedule

Appendix A: Specification

[Insert specifications for each Deliverable under the Services or cross refer to another document. Specification may be replaced by a detailed Quotation or Proposal from the Supplier. In such cases the terms of the MSA and the Statement of Work will prevail over those in the Quotation or Proposal unless otherwise specified in the Statement of Work.]

Appendix B: Timetable

Milestone/Activity	Delivery Date

Appendix C: Budget for Services and Pass-Through Budget

[Insert detailed budget with breakdown of tasks, units, unit pricing etc. Pass-throughs may be listed separately. A budget summary may be included if the itemized budget is lengthy]

•	Summary of Fees and pass-through costs

•	Allowable expenses

•	Detailed budget breakdown with unit costs/rates where applicable

Appendix D: Payment Schedule

Milestone	Anticipated Date	%	Fee (currency)

TOTAL		100

Invoicing Instructions:

inVentiv will submit detailed invoices in accordance with the Payment Schedule above, including the GW reference, such invoices to be submitted in pdf form to the e-mail or postal address below:

e-mail: invoices@gwpharm.com

post:	Accounts Department

GW Pharmaceuticals,

Kingsgate House,

Andover,

Hants,

SP10 4DU,

UK

inVentiv bank account details:

GW will make payments within thirty days of receipt of invoice to inVentiv’ bank account as detailed below:

•	Details of the Supplier’s bank name, sort code and account number for payments.

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